UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2013

Coeur Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8641	82-0109423
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 S. Michigan Avenue, Suite 900 Chicago, Illinois 60603 (Address of Principal Executive Offices, including Zip Code)

(312) 489-5800
(Registrant's telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As previously reported, on November 22, 2013, Coeur Mining, Inc. (“Coeur” or the “Company”) entered into a Support Agreement (the “Support Agreement”) with Global Royalty Corp, a corporation existing under the laws of the Province of British Columbia (“GRC”), and the other parties named therein. In connection with the Support Agreement, Coeur commenced an exempt take-over bid in order to acquire all of the outstanding common shares of GRC (the “Offer”). The closing of the transactions contemplated by the Support Agreement (the “Closing”) occurred on December 13, 2013, at which time consideration of $2.68 for each common share of GRC was paid to the GRC shareholders, of which $0.03 was paid in cash and $2.65 was paid in shares of the Company's common stock, for an aggregate transaction consideration of approximately $23.8 million. At the Closing, the Company issued 2,130,351 shares of its common stock to the former GRC shareholders. The shares of Company common stock issued to GRC shareholders are valued at $11.07 per share, based on the volume weighted average price of the Company’s common stock on the New York Stock Exchange for the 10 trading days prior to the execution of the Support Agreement. The Company's issuance of common stock to the GRC shareholders is exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 802 thereunder as an offering in connection with an exchange offer for the securities of foreign private issuers.
Item 7.01. Regulation FD Disclosure.
On December 13, 2013, Coeur issued a press release announcing the Closing. A copy of the press release is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    The following exhibits are being furnished with this Current Report.

Exhibit No.	Description
99.1	Press Release of Coeur dated December 13, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2013	COEUR MINING, INC.

By: /s/ Casey M. Nault
Name: Casey M. Nault
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Coeur dated December 13, 2013.